Mike:
Thank you, ___________, and welcome everyone to National Research Corporation’s third quarter 2009 conference call.  My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call.  Pat.

Pat:
Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:
Thank you, Pat.

My opening remarks during last quarter’s earnings call highlighted our poor bottom-line performance, having seen net income fall to 12% of revenue.  I’m pleased to report today we improved net income as I said we would.  Third quarter net income improved by about $400,000, a 20% gain over the second quarter, resulting in a 15% net income margin achieving our goal.

During the third quarter, our attention was equally pitted against achieving higher levels of new sales.  Again, I’m pleased to report in the third quarter we generated $3.0 million in net new sales, compared with $1.7 million in the second quarter and $1.5 million in the first quarter 2009.

Let me now turn the call back to Pat for his review of our third quarter and year to date financials.  Pat.

Pat:
Thanks, Mike.

For the three-months ended September 30, 2009, the Company’s revenue was $13.5 million, flat compared to $13.5 million during the same period in 2008.  In reviewing the mix of revenue, NRC Picker Canada and My InnerView registered strong revenue growth in the quarter, while NRC Picker U.S. mirrored its past two quarters of lower revenue.  Healthcare Market Guide’s third quarter revenue was lower quarter-over-quarter which was anticipated given its new Ticker product for which revenue is recognized monthly over the subscription period rather than largely in the third quarter as had been the case before the Ticker product rollout.  Ticker has proven highly successful.  We have created far greater member value which has driven higher renewal rates and more new members.  Ticker has also smoothed the division revenue across quarters.  In fact, Healthcare Market Guide’s fourth quarter revenue is forecasted to grow 40 to 50% over the fourth quarter 2008.

For the nine-months ended September 30, 2009, the Company achieved revenue of $43.9 million, compared to $38.8 million during the same period in 2008, a 13% increase.

For the three-months ended September 30, 2009, net income for the Company was $2.0 million or $0.30 per dilutive share, compared to $0.29 per dilutive share in the same quarter last year.  Net income’s margin as a percentage of revenue for the third quarter was 15%, up from 12% in the second quarter 2009.  Additional benefits from this margin expansion should be seen in the fourth quarter 2009 and throughout 2010.

For the nine-months ended September 30, 2009, net income for the Company was $6.3 million, or $0.93 per dilutive share, compared to $5.6 million, or $0.81 per dilutive share for the same period in 2008, a 13% increase in net income and a 15% increase in earnings per share.

The Healthcare Market Guide’s new subscription-based Ticker product, which started in May of 2008, has now completed four full quarters since the last traditional annual delivery of the Healthcare Market Guide.  Deferred revenue from those clients converting from the annual deliverable to the new subscription-based product during the third quarter 2009, would have resulted in an additional $.02 per dilutive share of net income, an increase of 11% when compared to the same period in 2008.

During the third quarter 2009, direct expenses as a percentage of revenue were 40% compared to 49% in 2008, largely the result of Healthcare Market Guide’s change in product mix.  Direct expenses as a percentage of revenue should stay below our model of 45% for the balance of the year.

During the third quarter 2009, the selling, general and administrative costs were $3.9 million, compared to $3.1 million during the same period in 2008.  SG&A expenses for this quarter were 29% of revenue compared to 23% in the same quarter 2008.  For the nine-month periods ended September 30, 2009 and 2008, the SG&A was the same at 26% of revenue.

Depreciation and amortization were 7% of revenue during the third quarter 2009 compared to 5% in the same quarter 2008.  We would expect this expense to continue in this range for the balance of 2009 due to the acquisition of My InnerView at the end of 2008.

Cash flow from operations for the nine months ending September 30, 2009, was $10.3 million, compared to $11.1 million for the same period in 2008.  During the first nine months of 2009, the Company paid down notes payable by $4.4 million.  Cash and short-term investments as of September 30, 2009, were $1.5 million compared to $1.1 million as of December 31, 2008.

I will now turn the call back over to Mike for additional discussion.

Mike:
Thank you, Pat.

As reported, net new sales for the quarter saw a marked improvement period-over-period and a dramatic increase over just 90 days ago.  While all business units are showing sales improvement, NRC Picker’s third quarter new sales increased the most over the second quarter 2009, building on a positive trend from the first quarter.  Given the relative size of our NRC Picker business unit compared to others, NRC Picker performance, when poor, can lower the Company’s overall performance which has been the case in 2009.  Consequently, it’s material to see the headwind subside.  NRC Picker is experiencing more new contracts and more clients increasing their current contract value which suggests to us a return to a growing unit business is at hand.  Given this changing tide, we are now moving forward with a sales expansion plan for NRC Picker.  As you may recall 18 months ago, we shifted the majority of our sales associates in the NRC Picker business unit to the client service side of the business.  Over the past 18 months, this group of associates, joined by NRC Picker service and other associates, have improved our service model and worked on its new reporting deliverable, Catalyst.  These efforts, in all likelihood, stemmed what may have been an even sharper decline in contract value.  Our return to growing the top line under this announced sales expansion plan will not simply redeploy our service sales associates back to new sales.  Rather, we will be adding a completely incremental group of associates resulting in far more feet on the street focused solely on new business generation.  Sales expansion historically has worked very well across all divisions generating millions in incremental revenue.  We are confident this past success will play out yet again for NRC Picker.

In addition to building a larger sales team, NRC Picker has added talent and depth in other areas and will continue to do so.  Recently senior level associates have been added in research, product development, client service, and IT.  The most recent addition to NRC Picker’s leadership team is Sarah Wirth who will help lead our client-facing associates to even more robust client engagement strategies based on her years of work with Ritz Carlton.

The additional talent being acquired is not limited to NRC Picker, nor is it limited in time.  We have clearly placed our foot on the path of adding additional leadership across the Company and will continue to do so.  While not without its associated costs, diversity in ideas and experiences from a variety of fields accelerates growth.  We have first-hand proof and, in fact, many of you have watched this unfold.  When Ginny Martin joined our organization as President of the Healthcare Market Guide Division, aka Ticker, statuesque instantly became a yesterday mindset.  Ticker will likely end the year registering revenue growth of 40% and operating income growth exceeding 200%.  Ginny has built a team of driven associates, both from within and outside of NRC.  The results speak for themselves.  In fact, I won’t be surprised if Ticker’s growth trajectory accelerates with the addition of Tom Emberson who joins the Ticker division with more than 12 years of experience leading fast-paced sales teams.

The tide seems to be turning for The Governance Institute as well.  For the first time this year, TGI outpaced sales reported for comparable 2008 quarters.  New sales were up 65% in the third quarter compared to quarter two of this year.  To help accelerate this trend, we will repackage TGI content and its delivery tailored to segments of the market for which TGI’s penetration has been weak.  Experience has shown large and complex hospital systems are more likely to join TGI and will pay far more for membership if content is delivered in keeping with their unique needs and governance structures.

Before I open the call for your questions, let me complete my remarks by saying, sales momentum is also ramping up at MyInnerView.  During the quarter, Kristin Petersen joined the team as a National Accounts Executive.  Kristin joined the company with a wealth of experience in long-term care and national accounts with Novartis.

_____, I would now like to open the question and answer portion of the call.

Closing statement
First, let me thank you for your time today.  As you can tell, we are moving forward on several fronts at an ever-increasing pace.  As always, Pat and I look forward to keeping you abreast of our progress.